Exhibit 99.1

Warren Resources Provides Operational Update

•                  Achieved second quarter production at the upper end of guidance

•                  Commences completion operations for two Upper Marcellus wells

•                  On target to achieve annual LOE and G&A of approximately $8 million

•                  Reduced well costs below 2015 plan levels

NEW YORK, July 13, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (NASDAQ: WRES) today provided an update on the Company’s operations in its Marcellus, California, and Wyoming business units.

Warren continues to execute successfully on its five core business strategies:  right sizing capital spending; optimizing current assets and protecting production against commodity risk; increasing liquidity; positioning for commodity price recovery; and pursuing selective growth opportunities.

Warren previously announced a revised capital budget of $21 million for 2015, which allows the Company to spend within its cash flow.  Ongoing optimization efforts have resulted in strong production results in the second quarter of 2015 and reduced costs in the first half of the year, trends which the Company expects to continue through the year.  Warren’s previously announced refinancing with GSO Capital Partners and Franklin Square Capital Partners and pending Wyoming CBM asset sale will increase the Company’s pro forma liquidity to over $60 million and reduced net debt by approximately $47 million.  Importantly, the Company will not face reduced liquidity during the fall of 2015 since it no longer has a reserve-based credit facility.

Warren continues to review other opportunities for debt reduction and, with this additional liquidity, believes that it is well positioned to weather the current commodity market conditions while seeking to capture opportunities in its core areas.  The Company has the ability to return to drilling quickly in California with its owned drilling rig and continue development of our high impact wells on its Marcellus “core of the core” acreage position.  Warren strongly believes that the Company’s execution of these strategies will fulfill its mission to deliver long term value to shareholders.

Production & Cost Optimization Update

The Company estimates that its oil production for the second quarter of 2015 was approximately 250 thousand barrels (MBbl), which is at the upper end of the quarterly guidance range of 235 to 255 thousand barrels.  Oil production performed in line with the Company’s 1P reserve projections(1) for this period.

The Company also estimates that its gas production for the second quarter of 2015 was approximately 7.8 billion cubic feet (Bcf), which was also at the upper end of its quarterly guidance range of 7 to 8 Bcf.  Warren’s Marcellus business unit was the predominant driver of the Company’s natural gas production, performing well above 1P reserve projections(1) for the quarter.  Once the curtailments from early in the first quarter were lifted, Marcellus production immediately returned to prior levels, including strong results from two recently completed lower Marcellus wells, which tested at a combined 3P production rate(1) of 30 MMcf per day.

Warren has been keenly focused on operational efficiencies and cost savings in 2015.  The Company has targeted annual savings in lease operating expenses (LOEs) in the range of $5 million to $6 million.  The Company estimates that approximately $2.5 million to $3 million in LOE savings have been achieved to date in 2015, in line with full year targets.  In addition, Warren’s initiatives to right-size general and administrative (G&A) expenses have resulted in an estimated annual reduction of $3.5 million based upon head-count reductions and other cuts in overhead and benefits.

Marcellus Business Unit Operations

Warren is executing on its 2015 operational plan in the Marcellus, having successfully drilled and set pipe for two Upper Marcellus wells.  Completion operations commenced for both Upper Marcellus wells in July 2015, and we expect completion operations to be finished by mid-August 2015. The Company is optimistic about the performance of these two Upper Marcellus wells, as gas shows were observed throughout both of the entire laterals during drilling, and regional offset operator Cabot Oil & Gas has reported encouraging preliminary results from its Upper Marcellus test, projecting single well EURs of over 11 Bcf for Upper Marcellus locations.  If successful, these Upper Marcellus wells should set up approximately 48 additional well locations over Warren’s acreage block and contribute to a significant addition of proved developed and proved undeveloped reserves.  No reserves are currently booked for the Upper Marcellus locations.

A key component of the Company’s strategy is increase recovery factors through completion optimization. With actual production in the Marcellus continuing to significantly outperform NSAI proved estimates(1), the Company is gathering critical data that it expects will boost recoveries when reserves are reported for year-end 2015.

The Marcellus business unit continues to be a strong contributor in driving operational efficiencies, with drilling AFEs for the two Upper Marcellus wells coming in 5% under budget.  The Company sees an opportunity to reduce CAPEX by 15% in future locations while maintaining exceptionally low lease operating expenses (“LOEs”) in the range of $0.75 per Mcf after gathering and transportation costs.  Warren was recently cited by ITG as having the lowest breakeven cost in the Marcellus.(2)

California Business Unit Operations

Warren’s operations in the Wilmington Field of California continue to focus on achieving operational efficiency targets, and the team has been successful in decreasing operating costs and capturing efficiency gains.  The Company has targeted operating expense reductions of $5 million to $6 million from 2014 to 2015, and is on track in the first half of 2015 to meet those targets.  Price reductions from service suppliers and contractors coupled with a decrease in field activities and well workovers due to lower commodity prices are the main drivers in the reduction in LOEs year to date.

(1) Based upon the Company’s year-end 2014 reserve report prepared by Netherland Sewell & Associates, Inc. (NSAI)

(2) ITG presentation:  “DUG East 2015: Optimizing the Marcellus, June, 2015”

The strength of Warren’s oil production in the second quarter of 2015 reflects the success of operational efficiency efforts while maintaining well performance.

Wyoming Business Unit Operations

On June 16, 2015, Warren announced that it had entered into agreements to divest its coal bed methane (CBM) and midstream pipeline assets in the Atlantic Rim area to Escalera Resources (NASDAQ: ESCR), for $47 million in total consideration ($42 million in cash at closing), with an effective date of April 1, 2015.  While Warren and Escalera continue to work on closing this transaction, the Warren team continues to focus on operational efficiencies in the Atlantic Rim.

Warren will retain a 70% interest in the deep rights located below the Mesa Verde formation (68,700 gross acres / 39,000 net acres post transaction).  The deep acreage is prospective for oil and gas bearing formations including the Sussex, Shannon, Niobrara, Frontier and Dakota.  Retention of a significant interest in the Wyoming deep rights is aligned with Warren’s strategic goal to retain assets with high growth potential.

Warren is encouraged by the announcement on July 6, 2015 by Entek of the commencement of a three well drilling program in the Battle Mountain Area of Mutual Interest (“AMI”), which is co-owned by Entek and GRMR, a private company associated with East Resources, Inc.  The “Cobb 12-7-HA1” well that was spudded in the Battle Mountain AMI is located approximately two miles from Warren’s acreage.

Commenting on the operational results to date, Interim CEO Lance Peterson said, “I am extremely pleased with the Warren team’s dedication to results-driven performance, and it is paying off in our operational results.  Our second quarter production results as well as the efficiencies and savings created in the first half of 2015 are significant and provide good indications of our expectations for the entire year.  The quality of Warren’s existing assets continues to provide a platform for significant value.  With successful production optimization of our current assets, Upper Marcellus wells nearing completion, and exploration activities offsetting our deep rights in Wyoming, we are excited about not only the potential of our current assets, but our prospects for capturing a great deal of upside and driving additional value for shareholders in the weeks and months ahead.  With the successful execution of corporate initiatives such as our recent GSO refinancing, the pending Wyoming CBM asset sale and ongoing review of other internal and external opportunities, we continue to diligently focus on the strategy of positioning Warren for future growth.”

Mr. Peterson continued:  “Warren’s mission is to create long term value for shareholders through best-in-class assets, operations and people.  With the results we’ve been able to achieve in a very challenging commodity market environment, I believe there is a great deal of opportunity for growth in our future.”

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the Marcellus Shale in Pennsylvania, and a significant undeveloped acreage position in the Washakie Basin of Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:                         Ray Deacon, Jeff Keeler

212-697-9660